                                                                    EXHIBIT 12.1

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                   DIVIDENDS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

  The following table reflects the computation of the ratio of earnings to fixed charges for the years and period indicated.

                                                                                NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                          ----------------------------------------------------  ------------------
                            1989       1990       1991       1992       1993      1993      1994
                          ---------  ---------  ---------  ---------  --------  --------  --------
Computation of Earnings:
 Income (Loss) from
  Continuing Operations
  Before Income Taxes
   and Cumulative Effect
   of Change in
   Accounting for Income
   Taxes................  $(178,621) $(193,969) $(159,781) $(101,306) $(33,695) $(20,375) $(40,592)
 Add:
  Interest Expense......    268,089    312,422    323,123    289,479   276,698   201,936   223,580
  Interest Portion of
   Rent Expense.........      4,642      5,235      5,445      5,899     6,065     4,611     5,021
  Amortization of
   Capitalized Interest.      1,972      2,030      2,067      2,106     2,162     1,621     1,675
  Amortization of
   Deferred Financing
   Costs................      1,139      1,423      1,841      6,549     5,551     4,163     3,998
  Equity in Net Loss of
   Affiliates...........     10,941         24      3,380      9,402    12,827     7,812    14,413
                          ---------  ---------  ---------  ---------  --------  --------  --------
  Earnings as Adjusted..  $ 108,162  $ 127,165  $ 176,075  $ 212,129  $269,608  $199,768  $208,095
                          =========  =========  =========  =========  ========  ========  ========
Computation of Fixed
 Charges:
 Interest Expense.......  $ 268,089  $ 312,422  $ 323,123  $ 289,479  $276,698  $201,936  $223,580
 Interest Portion of
  Rent Expense..........      4,642      5,235      5,445      5,899     6,065     4,611     5,021
 Capitalized Interest...      1,005        718        396        766       908       517     1,260
 Amortization of
  Deferred Financing
  Costs.................      1,139      1,423      1,841      6,549     5,551     4,163     3,998
 Preferred Dividends....     55,496     61,102      5,771     16,861    34,115    25,355    27,325
                          ---------  ---------  ---------  ---------  --------  --------  --------
 Fixed Charges..........  $ 330,371  $ 380,900  $ 336,576  $ 319,554  $323,337  $236,582  $261,184
                          =========  =========  =========  =========  ========  ========  ========
 Ratio of Earnings to
  Combined Fixed Charges
  and Preferred
  Dividends.............        .33        .34        .52        .66       .83       .84       .80
                          =========  =========  =========  =========  ========  ========  ========
 Deficiency in Earnings
  Required to Cover
  Combined Fixed
  Charges...............  $ 222,209  $ 253,735  $ 160,501  $ 107,425  $ 53,729  $ 36,814  $ 53,089
                          =========  =========  =========  =========  ========  ========  ========
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